Exhibit 99.2

FOR IMMEDIATE RELEASE
METALICO TO REDUCE DEBT
WITH NON-CORE ASSET DIVESTITURES

CRANFORD, NJ, June 4, 2014 – Metalico, Inc. (NYSE MKT: MEA) today announced plans to divest certain non-core assets and to use the proceeds to pay down institutional debt.

The Company’s Board of Directors formalized the asset sale strategy at its first session following Metalico’s 2014 Annual Stockholders Meeting. Each of Metalico’s five directors was reelected with at least 94% of the shares voted. Approximately 88.2% of the Company’s issued and outstanding shares were voted in its 2014 proxy.

Metalico reduced the balance of its 7% Convertible Note from $68.8 million to $23.4 million in 2013 through spot purchases on the open market and term loan closings in November and December that refinanced $37 million of the Notes. Note holders can put the balance to the Company at par on June 30, 2014.

Metalico’s ability to draw funds under its financing agreement to redeem the remaining principal balance of the Notes in the event of a June 30 put is contingent on the consent of its senior secured lenders. The Company has engaged the Note holders to negotiate an agreement that will satisfy their optional redemption right should the lenders fail to consent. Terms of an agreement may include an extension of the put date together with application of divestiture proceeds. The Company is also considering issuing new equity, aligning with strategic industry partners, and entertaining strategic equity investments as sources of capital.

“We’ve identified assets that are less synergistic with our strategy of growing our core scrap yard and shredder network and we’ve begun the process,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer.

He added, “The debt burdens carried by some in our industry since the commodities markets began to turn in 2008 and 2009 have impacted many recyclers. We understand that reducing our leverage is the best way to combat the overcapacity and weakness in pricing that continue to challenge the scrap metal business. Metalico intends not only to reduce leverage but to remain a market leader in its industry.”

At the Annual Meeting, Metalico stockholders also ratified the selection of CohnReznick, LLP as the Company’s independent auditors with more than 97% of shares voted and approved the Company’s executive compensation with nearly 93% of votes cast.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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